Compliance Committee Meeting Quarterly Compliance Materials

EX-99.(P)(29)

CODE OF ETHICS AND PERSONAL TRADING POLICY

I. INTRODUCTION

This Code of Ethics (the “Code”) has been jointly adopted by New Mountain1 and New Mountain Finance Corporation (referred to herein as “New Mountain BDC”) pursuant to Rule 204A-1 of the Advisers Act and Rule 17j-l of the Investment Company Act, respectively and as amended, in order to establish applicable policies, guidelines, and procedures that promote ethical practices and conduct by all New Mountain and New Mountain BDC employees, officers, directors and other persons. All recipients of the Code must read it carefully and should retain a copy for future reference.

New Mountain and New Mountain BDC require that all Employees, officers and directors (and, as defined below, any Senior Advisor classified as an “Access Person” for purposes of Rules 204A-1 and 17j-l) observe the applicable standards of care set forth in these policies and not seek to evade the provisions of the Code in any way, including through indirect acts by family members or other associates.

II. APPLICABILITY OF THE CODE TO ACCESS PERSONS AND NEW MOUNTAIN BDC DIRECTORS

This Code applies to all of the Firm’s Employees.

Senior Advisors, interns, temporary workers, third-party consultants, service providers and any person with regular or recurring access to the Firm’s office, systems and/or facilities may be subject to the Code’s requirements at the discretion of Compliance. In such cases, the affected persons will be notified of these additional restrictions or requirements, and will be required to abide by them.

Furthermore, any New Mountain BDC Director who has access to nonpublic information regarding any New Mountain client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any client (including New Mountain BDC), or who is involved in making securities recommendations to clients (including New Mountain BDC must comply with the Code.

The recordkeeping and reporting provisions of this Code do not apply to the Disinterested Directors of New Mountain BDC unless, at the time of a transaction in a reportable security, as defined below, the Disinterested Director knew, or in the course of fulfilling his or her duties as a director should have known that during the 15 day period immediately preceding or after the date of the transaction, New Mountain BDC purchased or sold the security or the security was being considered for purchase by New Mountain BDC.

[1]	As defined previously in the Compliance Manual, “New Mountain” or the “Firm” includes New Mountain Capital, L.L.C. (together with its registered investment adviser affiliates New Mountain Vantage Advisers, L.L.C.; New Mountain Finance Advisers BDC, L.L.C. and New Mountain Finance Corporation).

New Mountain Confidential. Do not copy or distribute.

Compliance Committee Meeting Quarterly Compliance Materials

Individuals who are subject to the Code will be referred to as “Access Persons.”

II. STATEMENT OF STANDARDS OF BUSINESS CONDUCT

As a fundamental mandate, New Mountain demands the highest standards of ethical conduct and care from all of its Access Persons. Every Access Person must comply with applicable federal, state and local securities laws. Access Persons are expected to act with honesty, integrity and professionalism while discharging their responsibilities on behalf of the Firm. No Access Person should put his or her interest or New Mountain’s interests ahead of those of the Firm’s clients and investors. Access persons should never benefit at the expense of any client or investor. All material conflicts of interest must be reported to Compliance immediately upon discovery.

The provisions of this Policy are based upon the following general fiduciary principles:

A.	the duty at all times to place the interest of the Firm’s clients or New Mountain BDC, as applicable, first;

B.	the requirement that all Employees of New Mountain and New Mountain BDC become aware of, maintain knowledge of, and comply with applicable federal and state laws and regulations, including those of any relevant governmental agency or self-regulatory organization;

C.	the requirement that all personal securities trades be conducted in a manner which avoids any actual, potential, or perceived conflict of interest, or any abuse of an individual’s position of trust, confidence, and responsibility; and

D.	the fundamental standard that New Mountain Access Persons and New Mountain BDC Directors should not take inappropriate advantage of their positions.

It shall be a violation of the Code, for any Access Person of the Firm or any New Mountain BDC Director, in connection with the performance of his or her job responsibilities:

E.	to employ any device, scheme or artifice to defraud any client;

F.	to make any untrue statement of a material fact to an advisory client, or to omit to state a material fact necessary in order to make the statements not misleading;

G.	to engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon an client;

H.	to engage in any manipulative practice with respect to a client; or

New Mountain Confidential. Do not copy or distribute.

Compliance Committee Meeting Quarterly Compliance Materials

I.	to engage in any manipulative practice with respect to securities, including price manipulation.

As a general matter, New Mountain Employees and Access Persons owe an undivided duty of loyalty to the Firm’s Clients.

III. REPORTING VIOLATIONS OF THE CODE AND OTHER QUESTIONS

Access Persons must report violations of the Code to Compliance promptly. Retaliation against any Access Person who reports a violation of the Code is strictly prohibited and may be cause for corrective action up to and including termination of employment. All questions concerning this Code and/or its applicability should be directed to Compliance.

IV. DISTRIBUTION AND ACKNOWLEDGEMENT OF THE CODE

A copy of the Code will be distributed to each Access Person upon the commencement of their employment relationship with New Mountain, upon any change to the Code and periodically (e.g., annually) thereafter. Access Persons must certify upon request by New Mountain that they have received, and understand that they must comply with the complete Compliance Manual, including the Code. These certifications and acknowledgements will be disseminated and submitted through the Compliance Science PTCC portal unless an exception has been granted in writing by Compliance.

V. REPORTABLE SECURITIES AND ACCOUNTS

Access Persons are permitted to transact securities in their personal accounts pursuant to the following policies and as long as they and any immediate family members residing in their household report their beneficial ownership in all reportable securities and accounts pursuant to the Code.

An Access Person has beneficial ownership in reportable securities or reportable accounts if he or she can control or directly or indirectly benefit from their purchase, sale or ownership. Generally, Access Persons have beneficial ownership in reportable securities and accounts they hold directly or indirectly or that are held by immediate family members residing in the same household. For purposes of this Code, “immediate family members” include spouses, children, siblings, step-children, grandchildren, parents, step-parents, grandparents, parents-in-law, children-in-law and adoptive relationships that meet the above criteria.

Beneficial ownership in all reportable accounts and securities must be reported to Compliance and submitted via the Compliance Science PTCC portal.

New Mountain Confidential. Do not copy or distribute.

Compliance Committee Meeting Quarterly Compliance Materials

A. Reportable Securities

Reportable securities include:

i.	common stocks;

ii.	preferred stock;

iii.	corporate bonds and other debt;

iv.	private placements or investments in private companies;

v.	investments in hedge, private equity, real estate and non-U.S. funds (including employee funds sponsored by former employers);

vi.	options, warrants, rights, futures or other derivatives involving reportable securities;

vii.	municipal bonds;

viii.	REITs;

ix.	index-related stocks or bonds (including ETFs and ETNs);

x.	options on ETFs and ETNs; and

xi.	investments in open-end, investment companies that are registered under the Investment Company Act (i.e., “mutual funds”) and advised or sub-advised by the Firm or its affiliates (Note: Investments in Goldman Sachs advised or sub-advised mutual funds are reportable securities).

B. Exempt Securities

The following are exempt from the Code’s reporting requirements:

i.	direct obligations of the U.S. government (e.g., treasuries);

ii.	bankers acceptances, bank certificates of deposit, commercial paper and high quality short-term debt obligations, including repurchase agreements;

iii.	shares issued by money market funds;

iv.	shares of open-end, investment companies that are registered under the Investment Company Act (i.e., “mutual funds”) that are not advised or sub-advised by the Firm or its affiliates;

New Mountain Confidential. Do not copy or distribute.

Compliance Committee Meeting Quarterly Compliance Materials

v.	shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds, none of which are advised or subadvised by the Firm or its affiliates;

vi.	security purchases or sales that are part of an automatic dividend reinvestment plan other than the New Mountain BDC dividend reinvestment plan; and

vii.	College Direct Savings Plans (e.g., 529 Plans) that do not contain reportable securities.

C. Trades of New Mountain BDC Securities and New Mountain BDC Portfolio Securities

Subject to the pre-clearance and reporting requirements described below, trading in New Mountain BDC Securities will generally be permitted except during the period commencing two weeks (i.e., 14 calendar days) prior to the end of each fiscal quarter through the day which is two business days after financial results for such fiscal quarter are announced publicly. This period will be referred to as the “Trading Blackout Period.” Notwithstanding anything herein to the contrary, the New Mountain BDC Chief Compliance Officer may at any time, after consulting with New Mountain BDC’s Chief Executive Officer, establish further Trading Blackout Periods or otherwise determine that no Access Person is permitted to buy, sell or otherwise trade in any New Mountain BDC Securities or New Mountain BDC Portfolio Security.

An Access Person may enter into a U.S. Securities and Exchange Commission (“SEC”) Rule 10b5-l trading plan only when not aware of material, non-public information relating to New Mountain BDC or any of its directly or indirectly held publicly-traded portfolio companies. The New Mountain BDC Chief Compliance Officer must pre-clear any trading in New Mountain BDC securities or New Mountain BDC Portfolio Security as part of any such plan or arrangement.

D. Preclearance for Reportable Securities, Initial Public Offerings and Private Investments

Except as indicated below, Access Persons must request and obtain prior approval (i.e., preclearance) from Compliance before they or any immediate family member residing in their household, as defined in the Code, transact in a reportable security, invest in an initial public offering or initiate a new or follow-on investment in a private placement or private company.

Preclearance approvals are valid for 3 business days (i.e., current business day and the 2 business days immediately thereafter) unless the approval is revoked earlier by Compliance. If the transaction is not consummated within 3 business days, a new preclearance request must be submitted to Compliance.

Preclearance requests must be submitted through the Compliance Science PTCC portal unless an exception has been granted in writing from Compliance.

New Mountain Confidential. Do not copy or distribute.

Compliance Committee Meeting Quarterly Compliance Materials

Transactions in exchange-traded funds (“ETFs”) and exchange-traded notes (“ETNs”), and any options transactions on these securities are exempt from the Code’s preclearance requirements.

Transactions in managed or discretionary accounts, as described in the Code, are also exempt from the Code’s preclearance requirements.

Please note that holdings and transactions in ETFs, ETNs, options on ETFs and ETNs, and managed accounts must still be reported to Compliance through PTCC.

E. Reportable Accounts

All accounts which hold reportable securities must be reported to Compliance. Reportable accounts include:

a.	brokerage accounts;

b.	retirement accounts which hold reportable securities [including IRA, 401(k), 403(b) and similar accounts if they hold reportable securities];

c.	joint accounts; and

d.	any other accounts over which an Access Person or an immediate family member residing in his or her household has investment discretion or may exercise control.

F. Duplicate Statements and Confirmations

The Firm has engaged a third party, Compliance Science, to facilitate the Compliance approval process and reporting requirements under the Code. All transactions and holdings (i.e., beneficial ownership) in reportable securities and accounts must be submitted in the Compliance Science PTCC portal. Generally, this is accomplished by establishing an automated connection between the Compliance Science PTCC portal and the Access Person’s broker.

G. Approved Brokerage Accounts

Access Persons and immediate family members residing in their household must notify Compliance before opening a new brokerage account. Brokerage accounts may only be maintained with brokers for which automated position and transaction feeds may be established via the Compliance Science PTCC portal. Please contact Compliance for a list of these approved brokerage firms.

New Mountain Confidential. Do not copy or distribute.

Compliance Committee Meeting Quarterly Compliance Materials

H. Managed Accounts

Any Access Person or any immediate family member of an access person residing in his or her household who has beneficial ownership or a beneficial interest in a managed or discretionary account must report the existence of such an account to Compliance. For purposes of this Code, a managed or discretionary account is any account where the Access Person does not exercise or impart any investment decision-making authority. Transactions in such accounts are exempt from the Code’s preclearance requirements but will be subject to Compliance monitoring. In addition, Access Persons must provide a letter from their broker at the time the account is established indicating that the Access Person retains no investment or decision making authority with respect to such account. Furthermore, Access Persons may be required to complete periodic certifications related to their managed accounts at the discretion of Compliance.

I. Minimum 60 or 180 Day Holding Periods

All positions in reportable securities—except for positions in the New Mountain BDC and as described below—must be held for at least 60 days. Positions in the New Mountain BDC must be held for a minimum of 180 days. For purposes of this Code, an analysis of share lots will be undertaken by Compliance to assess whether the position was held for the minimum required holding period.

Transactions in exchange-traded funds (“ETFs”) and exchange-traded notes (“ETNs”), and any options transactions on these securities are exempt from the Code’s holding period requirements.

Transactions in managed or discretionary accounts, as described in the Code, are also exempt from the Code’s holding period requirements.

Please note that holdings and transactions in ETFs, ETNs, options on ETFs and ETNs, and managed accounts must still be reported to Compliance through PTCC.

VI. REPORTING REQUIREMENTS

Access Persons must disclose all reportable securities and reportable accounts to Compliance within 10 days of becoming an Access Person or their employment commencement date, as applicable. They must re-affirm their holdings at least annually thereafter. Such reports must be current as of a date no more than 45 days prior to the date the report was submitted. Transactions in reportable securities must be disclosed to Compliance within 30 days after the end of each calendar quarter.

Generally, disclosures of reportable securities and reportable accounts will be made through the Compliance Science PTCC portal unless an exception has been granted in writing by Compliance.

To the extent any reportable accounts are not set up to provide automated data feeds to the Compliance Science PTCC portal, it is the Access Person’s responsibility to ensure duplicate brokerage statements and trading confirmations are provided to Compliance.

New Mountain Confidential. Do not copy or distribute.

Compliance Committee Meeting Quarterly Compliance Materials

VII. PROHIBITED AND IMPERMISSIBLE ACTIVITIES

Access Persons may not engage in any of the following activities except as specified below.

A. Restricted List and Inside Information

Access Persons may not transact in securities of an issuer while in possession of material, nonpublic information regarding that issuer. Furthermore, Access Persons may not initiate personal securities transactions in issuers that are on New Mountain’s Restricted List.

B. No Personal Trades through New Mountain’s Traders

No personal securities trades may be affected through New Mountain’s trading personnel.

C. Use of Brokerage for Personal or Family Benefit

No Access Person may execute a trade with a broker for direct or indirect personal or family member benefit by using the influence (implied or stated) of New Mountain or any of its employees.

D. No “Front Running”

No personal securities transactions may be effected by any Access Person who is aware or should be aware that (i) there is a pending buy or sell order in the securities of that same issuer for any New Mountain client, or (ii) a purchase or sale order of that same issuer can reasonably be anticipated for or by a New Mountain client in the next 5 calendar days. As a general rule, no personal securities trade may be executed with a view toward making a profit from a change in price of such security resulting from anticipated transactions by or for New Mountain’s clients.

E. No Trades by Access Persons or New Mountain BDC Directors in Existing Positions

Access Persons are prohibited from trading in securities that are existing positions in New Mountain client portfolios.

The directors of New Mountain BDC are prohibited from trading in any New Mountain BDC portfolio security.

F. Trades by New Mountain Employees Serving on Portfolio Company Boards

Companies for which Access Persons serve on the board of directors may permit members of its board of directors to purchase stock based on a predetermined schedule that is set by the company (“Predetermined Purchases”). Predetermined Purchases for Access Persons who serve on the board of directors are exempt from the restriction against purchasing securities on the Restricted List, however such purchases are subject to the pre-clearance and reporting requirements set forth in this Code.

New Mountain Confidential. Do not copy or distribute.

Compliance Committee Meeting Quarterly Compliance Materials

G. Investments on Behalf of Advisory Clients in Issuers on which a Senior Advisor serves on the Board

Provided the Firm and/or its Access Persons are not in possession of material nonpublic information, a Portfolio Manager may be permitted to transact in shares of an issuer maintained on the Restricted List where such issuer is included on the Restricted List solely as a result of a Senior Advisor’s participation as a board member of that issuer depending on whether the Senior Advisor is considered to be an Access Person or not. Generally, Access Persons are prohibited from trading in the issuer for as long as the issuer remains on the Restricted List.

If the Senior Advisor is considered to be an Access Person, the trade must be executed during a relevant trading window established by the issuer for its insiders.

H. Diversion of Firm Business or Investment Opportunities

Access Persons may not acquire or profit from any business opportunity that comes to their attention as a result of their association with New Mountain without:

i.	offering the opportunity to the Firm and its clients first;

ii.	disclosing all necessary facts to the Firm, and

iii.	obtaining written approval from Compliance.

In addition, Access Persons must obtain written approval from Compliance before making any personal investment which was considered but ultimately deemed unsuitable for the Firm’s Clients.

IX. EXCEPTIONS TO THE CODE

Under extraordinary circumstances, Compliance may grant a waiver of certain of the restrictions or requirements contained in the Code on a case by case basis. In order for an Employee to rely on any such waiver, it must be granted in writing.

Any waiver of the requirements of the Code for executive officers of New Mountain BDC or New Mountain BDC Directors may be made only by New Mountain BDC’s board of directors or a committee of the board, and must be promptly disclosed to shareholders as required by law or relevant exchange rule or regulation as determined in consultation with New Mountain BDC’s outside legal counsel.

Compliance will maintain a log of all requests for exceptions and waivers and the determinations made with respect to such requests.

New Mountain Confidential. Do not copy or distribute.

Compliance Committee Meeting Quarterly Compliance Materials

X. REVIEW BY BOARD OF DIRECTORS OF NEW MOUNTAIN BDC

The New Mountain BDC Chief Compliance Officer will prepare a written report to be considered by the board of directors of New Mountain BDC (1) quarterly, that identifies any violations of the Code with respect to New Mountain BDC requiring significant remedial action during the past quarter and the nature of that remedial action; and (2) annually, that (a) describes any issues arising under the Code since the last written report to the Board, including, but not limited to, information about material violations of the Code and sanctions imposed in response to such violations, (b) identifies any recommended changes in existing restrictions or procedures based upon New Mountain BDC’s and/or New Mountain’s experience under the Code, prevailing industry practices, or developments in applicable laws or regulations, and (c) certifies that New Mountain BDC and New Mountain have each adopted procedures reasonably designed to prevent violations of the Code, and of the federal securities laws in accordance with the requirements of the Advisers Act and the Investment Company Act.

The Board of New Mountain BDC will also be asked to approve any material changes to the Code within six (6) months after the adoption of such change, based on a determination that the Code, as amended, contains policies and procedures reasonably designed to prevent violations of the federal securities laws.

XI. RECORDKEEPING

New Mountain is required to maintain records and reports submitted under the Code pursuant to the Advisers Act and the Investment Company Act.

New Mountain Confidential. Do not copy or distribute.